EXHIBIT 99.1

Concurrent Reports Fiscal 2012 Fourth Quarter and
Fiscal Year Financial Results

ATLANTA — August 28, 2012 — Concurrent (NASDAQ: CCUR), a global leader in video and media data solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2012.

Revenue for the fiscal 2012 fourth quarter was $14.7 million compared with $15.1 million for the same period in fiscal 2011, and $16.3 million in the preceding quarter of fiscal 2012.

Gross margin for the fiscal 2012 fourth quarter was 57% compared with 56% for the same period in fiscal 2011, and 61% in the preceding quarter of fiscal 2012, primarily reflecting the mix of product and service revenue.  Operating expenses were $8.3 million, compared with $10.3 million for the same period in fiscal 2011, and $9.3 million in the preceding quarter of fiscal 2012.

The company reported net income of $209,000, or $0.02 per diluted share, in the fourth quarter of fiscal 2012, compared with a loss of $1.4 million, or $0.16 per diluted share, in the same period in fiscal 2011, and net income of $337,000, or $0.04 per diluted share, in the preceding quarter of fiscal 2012.

“In the fourth quarter, the company achieved profitability despite a disappointing revenue level,” said Dan Mondor, the company’s president and CEO. “We improved our operating model by implementing a number of process improvements and made significant organization changes, which resulted in operational efficiency gains. The measures we took throughout the year and primarily in the second half resulted in operating expense reductions of $1 million compared to the prior quarter and $2 million compared to the same quarter last fiscal year”. Mondor continued, “The competitive position of our products remains solid, however, we were significantly impacted by lower spending levels by some of our top customers in fiscal 2012.”

For fiscal 2012, revenue totaled approximately $60.3 million compared with $66.8 million for fiscal 2011.  Consolidated gross margin for the year was over 57% compared with 56% for fiscal 2011.  Total operating expenses were $36.8 million compared with total operating expenses of $40.1 million for fiscal 2011.  For fiscal 2012, the company posted a net loss of $2.9 million, equal to $0.34 per share, compared with a net loss of $3.3 million, equal to $0.39 per share, in fiscal 2011.

At June 30, 2012, Concurrent had cash and cash equivalents of $29.6 million. The company has no debt.

Recent Company Highlights

•
Deployed its MediaHawk® VX Unified Content Delivery Solution to J:COM, the largest cable operator in Japan, to deliver TV Everywhere services to a wide range of connected consumer devices, including Apple® iPads®, iPhones® and Android® mobile devices and PCs across J:COM’s 2.5 million subscribers;

•	Enhanced MediaHawk VX Unified CDN solution to support the ATIS IIF specification for IPTV, enabling Concurrent’s products to work within pre-existing IP CDN environments;

Concurrent Reports Fiscal 2012 Fourth Quarter Results
August 28, 2012

•	Released SIMulation Workbench™ 5.0-2 with support for Simulink bus structures and an enhanced scheduler to support our real-time customers in both the aerospace and automotive markets;

•	Initiated a quarterly cash dividend of $0.06 per share; and

•	Expanded its Board of Directors with the addition of two experienced telecommunication industry leaders, Robert Pons and Dilip Singh.

Conference Call Information

Concurrent will hold a conference call to discuss its fiscal 2012 fourth quarter and fiscal year financial results today, Tuesday, August 28th, at 4:30 p.m. ET, followed by a question and answer session with analysts.  The call will be broadcast live at www.ccur.com, under the “Investors” section.  The call can be accessed live by dialing 1-800-230-1059 and entering pass code 120828.  A webcast of the live call as well as a replay will also be available at www.ccur.com.

Click here to view Financial Results

About Concurrent
Concurrent (NASDAQ: CCUR) is a global leader in multi-screen video delivery, media data management and real-time computing solutions. Built on a solid foundation of Emmy Award-winning technology, service providers, content providers, and others across the video ecosystem are provided with enterprise-level CDN technology, multi-screen video delivery, content workflow applications, and video on demand. Additionally, Concurrent’s media data solutions provide media stakeholders with a holistic view of their consumers’ video experience, offering opportunities for monetization. Concurrent’s video solutions are built upon a rich heritage of Real-Time technology, which has powered solutions for the aerospace, defense, automotive, transportation, energy and financial industries for more than four decades. Concurrent is headquartered in Atlanta with offices in North America, Europe and Asia.  Visit www.ccur.com for further information. Follow us on Twitter: www.twitter.com/Concurrent_CCUR.

# # #

Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, including, but not limited to, management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

Concurrent Reports Fiscal 2012 Fourth Quarter Results
August 28, 2012

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; margins of video business to capture new business; fluctuations and timing of large video orders; doing business in the People’s Republic of China; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products;  the impact of reductions in force on our operations; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of video solutions products; our ability to satisfy the financial covenants in the Revolver; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new video solutions; the success of our relationships with technology and channel partners; capital spending patterns by a limited customer base; the current challenging macro-economic environment; continuing unevenness of the global economic recovery; privacy concerns over data collection; earthquakes, tsunamis, floods and other natural disasters in areas in which our customers and suppliers operate; and the availability of debt or equity financing to support our liquidity needs.

Other important risk factors are discussed in Concurrent's Form 10-K filed August 30, 2011 and Form 10-Q filed January 31, 2012 with the Securities and Exchange Commission (SEC), and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Forms 10-K and 10-Q under the heading "Risk Factors" are specifically incorporated by reference in this press release. Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

Concurrent Reports Fiscal 2012 Fourth Quarter Results
August 28, 2012

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Product	$8,167	$8,426	$34,981	$41,287
Service	6,541	6,667	25,316	25,513
Total revenues	14,708	15,093	60,297	66,800

Cost of sales:
Product	3,038	3,552	13,706	17,437
Service	3,224	3,085	11,854	11,966
Total cost of sales	6,262	6,637	25,560	29,403

Gross margin	8,446	8,456	34,737	37,397

Operating expenses:
Sales and marketing	3,666	4,630	16,257	17,346
Research and development	2,781	3,453	13,153	14,129
General and administrative	1,812	2,191	7,373	8,641
Total operating expenses	8,259	10,274	36,783	40,116

Operating income (loss)	187	(1,818)	(2,046)	(2,719)

Other income (expense), net	241	(51)	(190)	10
Income (loss) before income taxes	428	(1,869)	(2,236)	(2,709)

Income tax provision (benefit)	219	(516)	651	546

Net income (loss)	$209	$(1,353)	$(2,887)	$(3,255)

Basic net income (loss) per share	$0.02	$(0.16)	$(0.34)	$(0.39)

Diluted net income (loss) per share	$0.02	$(0.16)	$(0.34)	$(0.39)

Basic weighted average shares outstanding	8,658	8,438	8,602	8,409

Diluted weighted average shares outstanding	8,776	8,438	8,602	8,409

Concurrent Reports Fiscal 2012 Fourth Quarter Results
August 28, 2012

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	June 30,	March 31,
	2012	2012

Revenues:
Product	$8,167	$9,996
Service	6,541	6,295
Total revenues	14,708	16,291

Cost of sales:
Product	3,038	3,329
Service	3,224	2,950
Total cost of sales	6,262	6,279

Gross margin	8,446	10,012

Operating expenses:
Sales and marketing	3,666	3,993
Research and development	2,781	3,446
General and administrative	1,812	1,841
Total operating expenses	8,259	9,280

Operating income	187	732

Other (expense), net	241	(264)
Income before income taxes	428	468

Provision for income taxes	219	131

Net income	$209	$337

Basic net income per share	$0.02	$0.04

Diluted net income per share	$0.02	$0.04

Basic weighted average shares outstanding	8,658	8,644

Diluted weighted average shares outstanding	8,776	8,751

Concurrent Reports Fiscal 2012 Fourth Quarter Results
August 28, 2012

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30,	March 31,	June 30,
	2012	2012	2011
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$29,613	$23,332	$27,814
Short-term investments	-	-	5,497
Trade accounts receivable, net	8,739	15,255	8,033
Inventories	3,683	4,111	3,847
Prepaid expenses and other current assets	2,129	2,453	1,888
Total current assets	44,164	45,151	47,079

Property, plant and equipment, net	3,966	4,026	4,754
Intangible assets, net	1,667	1,891	2,565
Other long-term assets	1,076	977	1,588
Total assets	$50,873	$52,045	$55,986

LIABILITIES
Accounts payable and accrued expenses	$5,931	$8,466	$7,534
Deferred revenue	8,850	7,464	9,266
Total current liabilities	14,781	15,930	16,800

Long-term deferred revenue	2,788	3,281	3,655
Revolving bank line of credit, non-current	-	-	-
Other long-term liabilities	4,198	3,659	4,052
Total liabilities	21,767	22,870	24,507

STOCKHOLDERS' EQUITY
Common stock	87	87	85
Additional paid-in capital	207,830	207,697	207,116
Accumulated deficit	(179,415)	(179,624)	(176,528)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	859	1,270	1,061
Total stockholders' equity	29,106	29,175	31,479
Total liabilities and stockholders' equity	$50,873	$52,045	$55,986